EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Pioneer Power Solutions, Inc. on Form S-3 (No. 333-274266) and Form S-8 (Nos. 333-196903 and 333-264592) of our report dated July 26, 2024, with respect to our audits of the consolidated financial statements of Pioneer Power Solutions, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

Saddle Brook, NJ

July 26, 2024